Mail Stop 4561

      November 30, 2005


      VIA USMAIL and FAX (604) 801-5575

Mr. Daniel B. Hunter
Chief Executive Officer, Chief Financial Officer
Encore Clean Energy, Inc.
375 Water Street - Suite 610
Vancouver, BC Canada V6B 5C6

      Re:	Encore Clean Energy, Inc.
      Form 10-KSB for the year ended 12/31/2004
      Filed on 5/17/2005
      File No. 000-26047


Dear Mr. Daniel B. Hunter:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
Branch Chief







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